Filed Pursuant to Rule 424(b)(5)
                                                  Registration Nos. 333-40629
                                                                    333-40629-01
                                                                    333-40629-02
                                                                    333-40629-03

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 2, 1997)
                                  $190,000,000

                             ALABAMA POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                  SERIES C 7% SENIOR NOTES DUE MARCH 31, 2048
                          ---------------------------
     Interest on the Series C 7% Senior Notes due March 31, 2048 (the "Series C Senior Notes") at the rate of 7% per annum (the "Securities Rate") will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998. The Series C Senior Notes will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of Alabama Power Company (the "Company") in whole or in part on or after April 23, 2003. The Series C Senior Notes will be available for purchase in denominations of $25 and any integral multiple thereof.

     The Series C Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series C Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $2,504,000,000 outstanding at December 31, 1997. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

     The Series C Senior Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series C Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Series C Senior Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Series C Senior Notes -- Book-Entry Only Issuance -- The Depository Trust Company."

     The Series C Senior Notes are expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Series C Senior Notes on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series C Senior Notes. See "Underwriting" herein.
                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                 PRICE TO         UNDERWRITING DISCOUNTS        PROCEEDS TO
                                                PUBLIC(1)         AND COMMISSIONS(2)(4)        COMPANY(3)(4)
------------------------------------------------------------------------------------------------------------
Per Series C Senior Note.....................      100%              3.15%                        96.85%
------------------------------------------------------------------------------------------------------------
Total........................................  $190,000,000             $5,985,000             $184,015,000
============================================================================================================

(1) Plus accrued interest, if any, from the date of original issuance.
(2) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(3) Before deducting expenses of the offering payable by the Company estimated to be $300,000.
(4) The Underwriting Discount will be 1.00% of the principal amount of the Series C Senior Notes sold to certain institutions. Therefore, to the extent any such sales are made to such institutions, the actual total Underwriting Discount will be less than, and the actual total Proceeds to Company will be greater than, the amounts shown in the table above.
                          ---------------------------
     The Series C Senior Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Dewey Ballantine LLP, counsel for the Underwriters. It is expected that delivery of the Series C Senior Notes will be made on or about April 23, 1998, through the book-entry facilities of DTC against payment therefor in immediately available funds.
                            ------------------------
LEHMAN BROTHERS
        A.G. EDWARDS & SONS, INC.
              GOLDMAN, SACHS & CO.
                     EDWARD D. JONES & CO., L.P.
                             MERRILL LYNCH & CO.
                                   MORGAN STANLEY DEAN WITTER
                                         PAINEWEBBER
                                         INCORPORATED
                                              PRUDENTIAL SECURITIES
                                                 INCORPORATED
                                                   THE ROBINSON-HUMPHREY
                                                          COMPANY
                                                       SALOMON SMITH BARNEY
April 17, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES C SENIOR NOTES OFFERED HEREBY, INCLUDING BY ENTERING STABILIZING BIDS, PURCHASING SERIES C SENIOR NOTES TO COVER SYNDICATE SHORT POSITIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                              SUMMARY OF OFFERING

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company................  The Company is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company.

                             The Company is a regulated public utility engaged
                               in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

Series C Senior Notes
Offered....................  The Company is offering $190,000,000 aggregate principal amount of its Series C Senior Notes. Interest on the Series C Senior Notes will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1998.

Record Date................  The regular record date for each Interest Payment
                               Date will be the close of business on the 15th calendar day prior to such Interest Payment Date.

Ranking....................  The Series C Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series C Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $2,504,000,000 outstanding at December 31, 1997. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Redemption.................  The Series C Senior Notes will be redeemable by the
                               Company (in whole or in part), from time to time on or after April 23, 2003, at 100% of the principal amount to be redeemed plus accrued interest to the redemption date. See "Description of the Series C Senior Notes -- Redemption" herein.

Proposed Listing...........  New York Stock Exchange.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to reflect the transactions described in note
(1) below. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                                    CAPITALIZATION AS OF
                                                                     DECEMBER 31, 1997
                                                              --------------------------------
                                                                ACTUAL       AS ADJUSTED(1)
                                                              ----------   -------------------
                                                              (THOUSANDS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................  $2,750,569   $2,750,569     45.5%
Cumulative Preferred Stock..................................     255,512      255,512      4.2
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts Holding Company Junior
  Subordinated Notes (2)....................................     297,000      297,000      4.9
Senior Notes................................................     193,800      583,800      9.7
Other Long-Term Debt........................................   2,279,402    2,155,247     35.7
                                                              ----------   ----------    -----
          Total, excluding amounts due within one year......  $5,776,283   $6,042,128    100.0%
                                                              ==========   ==========    =====

---------------

(1) Reflects (i) the proposed redemption in May 1998 of the outstanding $124,155,000 aggregate principal amount of First Mortgage Bonds, 8 3/4% Series due December 1, 2021; (ii) the issuance in February 1998 of $200,000,000 principal amount of Series B 7% Senior Quarterly Interest Notes due December 31, 2047; and (iii) the issuance of the Series C Senior Notes.
(2) As described in the accompanying Prospectus, substantially all of the assets of the respective Trusts are Junior Subordinated Notes of the Company, and upon redemption of such debt, the related Preferred Securities will be mandatorily redeemable.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series C Senior Notes will be used by the Company to redeem in May 1998 the $124,155,000 outstanding principal amount of its First Mortgage Bonds, 8 3/4% Series due December 1, 2021 and to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $254,000,000 as of April 16, 1998. Such redemption is subject to the Company's closing the sale of the Series C Senior Notes.

                          RECENT RESULTS OF OPERATIONS

     For the twelve months ended March 31, 1998, "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $3,160,848,000, $656,171,000 and $384,173,000, respectively. In the opinion of the management of the Company, the above amounts for the twelve months ended March 31, 1998 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended March 31, 1998 were 3.29 and 3.08, respectively. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 1997 were 3.31 and 3.06, respectively.

                    DESCRIPTION OF THE SERIES C SENIOR NOTES

     Set forth below is a description of the specific terms of the Series C Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (as defined therein).

GENERAL

     The Series C Senior Notes will be issued as a series of Senior Notes under the Senior Note Indenture. The Series C Senior Notes will be limited in aggregate principal amount to $190,000,000.

     The entire principal amount of the Series C Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 31, 2048. The Series C Senior Notes are not subject to any sinking fund provision.

INTEREST

     Each Series C Senior Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the person in whose name such Series C Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment Date is June 30, 1998. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series C Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

TRADING CHARACTERISTICS

     The Series C Senior Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Series C Senior Notes that is not included in the trading price thereof. Any portion of the trading price of a Series C Senior Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series C Senior Note.

     The trading price of the Series C Senior Notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Series C Senior Notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Series C Senior Notes, although any increase will be moderated by the Company's ability to call the Series C Senior Notes at any time on or after April 23, 2003 at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Series C Senior Notes, in whole or in part, without premium, from time to time, on or after April 23, 2003, upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date.

REDEMPTION PROCEDURES

     If the Senior Note Indenture Trustee gives a notice of redemption in respect of Series C Senior Notes (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, the Senior Note Indenture Trustee will irrevocably deposit with the securities depositary, so long as the Series C Senior Notes are in book-entry only form, sufficient funds to pay the Redemption Price. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below. If the Series C Senior Notes are no longer in book-entry only form, the Senior Note Indenture Trustee shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Series C Senior Notes certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, interest will cease to accrue and all rights of holders of such Series C Senior Notes so called for redemption will cease, except the right of the holders of such Series C Senior Notes to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series C Senior Notes is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series C Senior Notes is improperly withheld or refused and not paid by the Company, interest on such Series C Senior Notes will continue to accrue at the Securities Rate, from such redemption date originally established by the Company for such Series C Senior Notes to the date such Redemption Price is actually paid. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series C Senior Notes by tender, in the open market or by private agreement.

LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     The Senior Note Indenture provides that, so long as any of the Series C Senior Notes remain outstanding, the Company shall not enter into any arrangement with any person providing for the leasing by the Company of any assets which have been or are to be sold or transferred by the Company to such person (a "Sale and Lease-Back Transaction") unless: (i) such transaction involves a lease for a temporary period not to exceed three years; (ii) such transaction is between the Company and an affiliate of the Company; (iii) such transaction is entered into within 60 days after the initial acquisition by the Company of the assets or property subject to such transaction; (iv) after giving effect thereto, the aggregate amount of all attributable debt with respect to all such Sale and Lease-Back Transactions does not exceed 10% of consolidated net tangible assets of the Company and its subsidiaries on a consolidated basis; or (v) within the 12 months preceding the sale or transfer or the 12 months following the sale or transfer, the Company applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by the Board of Directors of the Company), (a) to the retirement of indebtedness for money borrowed, incurred or assumed by the Company which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such debt or (b) to investment in any assets of the Company.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series C Senior Notes. The Series C Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series C Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series C Senior Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Series C Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series C Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series C Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series C Senior Notes. Transfers of ownership interests in the Series C Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series C Senior Notes, except in the event that use of the book-entry system for the Series C Senior Notes is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Series C Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series C Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series C Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series C Senior Notes in accordance with its procedures.

     Although voting with respect to the Series C Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series C Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series C Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series C Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series C Senior Note will not be entitled to receive physical delivery of Series C Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series C Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series C Senior Note.

     DTC may discontinue providing its services as securities depositary with respect to the Series C Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series C Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series C Senior Notes. In that event, certificates for the Series C Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (for whom Lehman Brothers Inc., A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, The Robinson-Humphrey Company, LLC and Smith Barney Inc. are acting as Representatives) and each of the Underwriters has severally agreed to purchase from the Company the respective principal amount of Series C Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                   SERIES C
                            NAME                                 SENIOR NOTES
                            ----                              -------------------
Lehman Brothers Inc.........................................     $ 16,000,000
A.G. Edwards & Sons, Inc....................................       16,000,000
Goldman, Sachs & Co.........................................       16,000,000
Edward D. Jones & Co., L.P..................................       16,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................       16,000,000
Morgan Stanley & Co. Incorporated...........................       16,000,000
PaineWebber Incorporated....................................       16,000,000
Prudential Securities Incorporated..........................       16,000,000
The Robinson-Humphrey Company, LLC..........................       16,000,000
Smith Barney Inc. ..........................................       16,000,000
Robert W. Baird & Co. Incorporated..........................        1,250,000
J.C. Bradford & Co..........................................        1,250,000
CIBC Oppenheimer Corp.......................................        1,250,000
Credit Suisse First Boston Corporation......................        1,250,000
Dain Rauscher Incorporated..................................        1,250,000
EVEREN Securities, Inc......................................        1,250,000
Interstate/Johnson Lane Corporation.........................        1,250,000
Legg Mason Wood Walker, Incorporated........................        1,250,000
Morgan Keegan & Company, Inc. ..............................        1,250,000
Regions Investment Company, Inc. ...........................        1,250,000
Wheat First Securities, Inc. ...............................        1,250,000
Advest, Inc.................................................          625,000
JW Charles Securities, Inc..................................          625,000
Cowen & Company.............................................          625,000
Craigie Incorporated........................................          625,000
Davenport & Company LLC.....................................          625,000
Fahnestock & Co. Inc........................................          625,000
First Albany Corporation....................................          625,000
Gruntal & Co., L.L.C. ......................................          625,000
J.J.B. Hilliard, W.L. Lyons, Inc. ..........................          625,000
Janney Montgomery Scott Inc. ...............................          625,000
McDonald & Company Securities, Inc..........................          625,000
McGinn, Smith & Co., Inc. ..................................          625,000
Mesirow Financial, Inc......................................          625,000
The Ohio Company............................................          625,000
Olde Discount Corporation...................................          625,000
Parker/Hunter Incorporated..................................          625,000
Piper Jaffray Inc...........................................          625,000
Ragen MacKenzie Incorporated................................          625,000
Raymond James & Associates, Inc.............................          625,000
Roney & Co., L.L.C. ........................................          625,000

                                                              PRINCIPAL AMOUNT OF
                                                                   SERIES C
                            NAME                                 SENIOR NOTES
                            ----                              -------------------
Scott & Stringfellow, Inc. .................................          625,000
Muriel Siebert & Co., Inc. .................................          625,000
Stephens Inc. ..............................................          625,000
Stifel, Nicolaus & Company, Incorporated....................          625,000
Tucker Anthony Incorporated.................................          625,000
U.S. Clearing Corp. ........................................          625,000
                                                                 ------------
          Total.............................................     $190,000,000
                                                                 ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series C Senior Notes offered hereby if any of the Series C Senior Notes are purchased.

     The Underwriters propose to offer the Series C Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of $0.50 per Series C Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.40 per Series C Senior Note to certain brokers and dealers. After the Series C Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series C Senior Notes, any security convertible into or exchangeable into or exercisable for Series C Senior Notes or any debt securities substantially similar to the Series C Senior Notes (except for the Series C Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.

     Prior to this offering, there has been no public market for the Series C Senior Notes. The Series C Senior Notes are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the Series C Senior Notes on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series C Senior Notes. The Representatives have advised the Company that they intend to make a market in the Series C Senior Notes prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Series C Senior Notes, however, and may cease market making activities, if commenced, at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act. The Underwriters have agreed to reimburse the Company for certain expenses.

     In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Series C Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Series C Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series C Senior Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                    GLOSSARY

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

Company....................  Alabama Power Company.

DTC........................  The Depository Trust Company, a "clearing corporation" that initially will hold (through its agents) a global certificate evidencing the Series C Senior Notes.

Interest Payment Dates.....  March 31, June 30, September 30 and December 31 of
                             each year.

NYSE.......................  New York Stock Exchange.

Record Date................  The close of business on the 15th calendar day prior to an Interest Payment Date.

Redemption Price...........  100% of the principal amount of the Series C Senior
                             Notes being redeemed, plus accrued and unpaid interest thereon to the date of payment.

Securities Rate............  The per annum interest rate on the Series C Senior
                             Notes, and set forth on the cover page of this Prospectus Supplement.

Senior Note Indenture......  The indenture pursuant to which the Company's
                             Series C Senior Notes will be issued.

Senior Note Indenture
Trustee....................  The trustee under the Senior Note Indenture;
                             initially, The Chase Manhattan Bank.

Series C Senior Notes......  The Series C 7% Senior Notes due March 31, 2048 of
                             the Company.

             ======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Summary of Offering..................    S-2
Capitalization.......................    S-3
Use of Proceeds......................    S-3
Recent Results of Operations.........    S-3
Description of the Series C Senior
  Notes..............................    S-4
Underwriting.........................    S-8
Glossary.............................   S-11
                 PROSPECTUS
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
Selected Information.................      3
Alabama Power Company................      4
The Trusts...........................      5
Accounting Treatment.................      5
Use of Proceeds......................      5
Recent Results of Operations.........      6
Description of the Senior Notes......      6
Description of the Junior
  Subordinated Notes.................      9
Description of the Preferred
  Securities.........................     15
Description of the Guarantees........     15
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees...........     17
Plan of Distribution.................     19
Legal Matters........................     19
Experts..............................     20

             ======================================================

             ======================================================

                                  $190,000,000

                                 ALABAMA POWER
                                    COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                            SERIES C 7% SENIOR NOTES
                               DUE MARCH 31, 2048
                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                 April 17, 1998

                          ---------------------------
                                LEHMAN BROTHERS
                           A.G. EDWARDS & SONS, INC.
                              GOLDMAN, SACHS & CO.
                          EDWARD D. JONES & CO., L.P.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                                  PAINEWEBBER
                                  INCORPORATED
                             PRUDENTIAL SECURITIES
                                  INCORPORATED
                             THE ROBINSON-HUMPHREY
                                    COMPANY
                              SALOMON SMITH BARNEY

             ======================================================